JOY GLOBAL INC.	News Release
At the Company:	At Financial Relations Board:
Donald C. Roof	George Zagoudis
EVP and CFO	Analyst Contact
414-319-8517	312-640-6663

JOY GLOBAL CHAIRMAN ADOPTS 10b5-1 PLAN

Milwaukee, WI – March 8, 2007 – Joy Global Inc. (NASDAQ: JOYG) today announced that on March 2, 2007, John Nils Hanson, the company’s Chairman and former Chief Executive Officer, adopted a written trading plan for sales of Joy Global common stock. Pursuant to the plan, Mr. Hanson will sell up to 310,944 shares at pre-determined intervals starting March 16, 2007, subject to certain minimum prices. This trading plan is intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934 and complies with Joy Global’s insider trading policy. The trading plan expires on March 31, 2008 unless terminated earlier under certain conditions.

The purpose of Mr. Hanson’s trading plan is to gradually diversify a portion of his assets in an orderly manner, while avoiding concerns about transactions occurring at a time when he might possess material non-public information regarding Joy Global. The shares covered by the plan represent less than 30% of the Joy Global shares beneficially owned by Mr. Hanson (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934). Almost all of the shares covered by the plan are shares being received by Mr. Hanson over the course of this year in settlement of deferred stock units with respect to performance awards that were earned during the award cycles that ended in Fiscal 2004, 2005 and 2006.

Transactions made under Mr. Hanson’s plan will be reported in accordance with applicable securities laws, rules and regulations.

About the Company

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.